Exhibit 99.1

DecisionPoint Systems Acquires Advanced Mobile Group, LLC,

Expanding its Mobile Computing Enterprise Solutions and Services Capabilities across the Mid-Atlantic Region

IRVINE, Calif., January 31, 2022 -- DecisionPoint™ Systems, Inc. today announced the acquisition of Advanced Mobile Group, LLC, a privately held company headquartered in Doylestown, Pennsylvania. DecisionPoint acquired Advanced Mobile Group to expand DecisionPoint’s mobility-first enterprise solutions and service offerings and grow its capabilities in the mid-Atlantic region. Advanced Mobile Group is a regional leader providing services, hardware, software, integration, and wireless networking solutions, with deep experience in warehousing and distribution, manufacturing, mobile workforce automation, retailing, and healthcare segments, and 600 customers.

Steve Smith, DecisionPoint CEO, commented, "The focus of our corporate development strategy is identifying and bringing together complementary businesses, people, and processes to drive growth in mobile computing enterprise solutions and managed services. Advanced Mobile Group perfectly fits this profile, with their reputation in the mobile computing solutions market, built on technical excellence and commitment to customer success, values we share deeply. AMG’s competencies, services and customers will accelerate DecisionPoint’s long-term growth and success. Their addition aligns with our commitment to expanding our expertise and presence across major verticals, expanding our managed services team, and developing our presence in the mid-Atlantic region.”

"We are very excited to be part of the DecisionPoint (DPSI) family,” said Karl Herring, founder, and Managing Director of AMG. “Their expertise, experience, and unique solutions will extend the high level of support that our customers expect from Advanced Mobile Group. We decided to combine with DecisionPoint based on our familiarity with them as a solution partner, and their fit with our customer success and innovation values.”

Investor Relations Contact

ir@decisionpt.com

About DecisionPoint Systems

DecisionPoint is a leading provider and integrator of enterprise mobility and wireless applications solutions that delivers improved productivity and operational advantages to its clients by helping them move their business decision points closer to their customers. We do this by making enterprise software applications accessible to the front-line worker anytime, anywhere. DecisionPoint utilizes all the latest wireless, mobility, and RFID technologies. DecisionPoint is headquartered in Irvine, California. For more information about DecisionPoint Systems, Inc., visit www.decisionpt.com.

About Advanced Mobile Group

Advanced Mobile Group is a leading provider of Mobile Workforce Solutions in North America serving organizations that require mobile computing, barcode scanning, voice directed picking, RFID solutions, label printing and media, wireless networking, and workforce automation. Our unique single-source approach provides complete life-cycle services for mission-critical mobile systems, enabling enterprises to focus on their core business. Founded on a commitment to service, accessibility and hands-on support, Advanced Mobile Group provides tailored, industry-specific solutions that best meet your company’s business objectives. From hardware and software to integration services, Advanced Mobile Group delivers complete, end-to-end solutions providing unparalleled value to clients of all sizes.